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                                                CONSECO, INC. AND SUBSIDIARIES                 Exhibit 12.2
                                               Computation of Ratio of Earnings
                                           to Fixed Charges and Preferred Dividends
                                             for which Conseco is Directly Liable
                                                                                  For the Year Ended
                                                     ----------------------------------------------------------------------
                                                                     December 31,                         December 31, 1993
                                                     -------------------------------------------       --------------------
                                                                                                         As           Pro
                                                     1989         1990         1991         1992       Reported     Forma(2)
                                                     ----         ----         ----         ----       --------     --------
Pre-tax income from operations:
  Income from continuing operations, before
        extraordinary charge                        $47.2        $41.7       $121.0       $174.8        $308.9       $172.6
 Add income tax expense                              23.0         19.9         48.1         93.0         146.6         31.3
 Less equity in undistributed earnings of
        unconsolidated affiliates                    (4.2)        (4.8)       (35.9)       (46.9)        (86.0)      (151.8)
 Less gain on sale of stock by subsidiaries           --           --           --         (11.1)       (101.5)         --
 Less incentive earnings allocation
        from the Partnership                          --           --           --          (9.3)        (36.6)         --
                                                     -----        -----       ------       ------        ------        -----
          Pre-tax income                              66.0         56.8        133.2        200.5         231.4         52.1

Add fixed charges:
 Interest expense on annuities and
        financial products                          213.6        283.2        359.6        377.0         372.0          38.9
 Interest expense on long-term debt for
        which Conseco is directly liable,
        including amortization                       41.3         40.3         36.2         22.8          22.3          18.5
 Interest expense on investment borrowings            2.1         10.3         11.2          7.0           6.6           0.4
 Other                                                --           0.7          1.2          0.5           0.6           0.6
 Portion of rental (1)                                0.9          1.2          1.2          2.0           2.0           2.0
                                                   ------       ------       ------       ------        ------        ------
     Fixed charges                                  257.9        335.7        409.4        409.3         403.5          60.4
     Adjusted earnings                             $323.9       $392.5       $542.6       $609.8        $634.9        $112.5
                                                   ======       ======       ======       ======        ======        ======
     Ratio of earnings to fixed charges             1.26X        1.17X        1.33X        1.49X         1.57X         1.86X
                                                   ======       ======       ======       ======        ======        ======
     Ratio of earnings to fixed charges,
        excluding interest on annuities
        and financial products                      2.49X        2.08X        3.67X        7.21X         8.35X         3.42X
                                                   ======       ======       ======       ======        ======        ======
Fixed charges                                       257.9        335.7        409.4        409.3         403.5          60.4
Add dividends on preferred stock (multiplied
 by the rate of pretax income to net income)         12.6          8.6         10.3          8.8          30.3          30.0
                                                   ------       ------       ------       ------        ------        ------
Adjusted fixed charges                              270.5        344.3        419.7        418.1         433.8          90.4

 Ratio of earnings to adjusted fixed charges        1.20X        1.14X        1.29X        1.46X         1.46X         1.24X
                                                   ======       ======       ======       ======        ======        ======
     Ratio of earnigns to adjusted fixed charges,
     excluding interest on annuities and
     financial products                             1.94X        1.79X        3.04X        5.66X         4.25X         1.43X
                                                   ======       ======       ======       ======        ======        ======


 (1) Interest portion of rental is assumed to be 33 percent.

 (2) The unaudited pro forma information is presented as if the following transactions had all occurred on December 31, 1992: (i) the initial public offering and related transactions of Western, (ii) the initial public offering of Bankers, the purchase of additional shares of common stock of Bankers by Conseco and the incentive earnings allocation from the
    Partnership and (iii) the purchase of additional shares of common stock of CCP. The data further assumes the net proceeds to Conseco from the initial public offering of Western were invested to earn 3 percent per annum before income taxes.
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